Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Announces Quarterly Cash Dividend

(October 28, 2009)  -- Ephrata, PA -- ENB Financial Corp (OTCBB: ENBP), declared a fourth quarter cash dividend today, October 28, 2009, of $0.24 per share, a 22.6% decrease from the third quarter dividend amount of $0.31 per share. The dividend applies to all shareholders of record as of November 13, 2009, and is payable on December 15, 2009.  Shareholders will receive $0.24 for each share of ENB Financial Corp common stock owned as of the record date.  Upon payment of the fourth quarter dividend, the 2009 year-to-date cash dividends will be $1.17 per share, a decrease of $0.07, or 5.6% from the $1.24 paid in 2008.

Management determined that a reduction in the quarterly dividend is prudent and appropriate given the current economic conditions.  Reducing the quarterly dividend will bring it more fully in line with lower current earning levels, which are primarily a result of substantially higher FDIC insurance premiums as well as a higher loan loss provision.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank, Ephrata, PA.  Ephrata National Bank operates from eight locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA.  Ephrata National Bank has been serving the community since 1881.  For more information about Ephrata National Bank, visit the Bank’s web site at www.epnb.com.

This news release may contain forward-looking statements concerning the future operations of Ephrata National Bank.  Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the bank, the financial services industry and the economy.  The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met.  There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the Bank’s future operations.  These factors are difficult to predict with regard to how likely and to what degree or significance that they occur.  Actual results may differ materially from what may have been forecasted in the forward-looking statements.  We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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